SUBADVISORY CONSULTING AGREEMENT
     AGREEMENT made this 13th day of December, 2006, between MFC Global Investment Management (U.S.A.) Limited, a Canadian Corporation (the “Subadviser”), and MFC Global Investment Management (U.S.), LLC (“MFC US”). In consideration of the mutual covenants contained herein, the parlies agree as follows:
1.	APPOINTMENT OF MFC US
     MFC US undertakes to provide the services described in Section 2 below in connection with the Subadviser’s management of the portfblio(s) listed in Appendix A (the ‘Tortfolio”), subject to the supervision of the Trustees of John Hancock Funds U(the “Trust”) and John Hancock Investment Management Services, LLC (the “Adviser”). MFC US will be an independent contractor and will have no authority to act for or represent the Trust, Adviser or Subadviser in any way except as expressly authorized in this Agreement or another writing by the Trust, the Adviser and Subadviser.
     MFC US represents that it is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Investment Advisers Act”)-
2.	SERVICES TO BE RENDERED BY MFC US
a.	MFC US will provide the Subadviser the following information and services as may be requested by the Subadviser from time to time:
•
Obtain and evaluate pertinent economic, statistical, financial and other information affecting die economy generally and the Portfoho(s) in particular and provide such other assistance in respect of the Portfolio(s) as may be requested from time to time by the Subadviser.

b.	MFC US, at its expense, will furnish all necessary (i) investment and management facilities, including salaries of personnel required for it to execute its duties faithfully under this Agreement, and (h) administrative facilities, including bookkeeping, clerical personnel and equipment necessary to execute its obligations under this Agreement

c.	MFC US shall be entitled to sub-delegate, where necessary, the performance of any or all of the services hereunder to any member of a company controlled by Manulife Financial Corporation(“Group Companies”), unless such delegation would violate the anti-assignment provisions of the Investment Advisers Act.

3.	COMPENSATION OF MFC US
     The Subadviser will pay MFC US with respect to the Portfolio(s) the compensation specified in Appendix A to mis Agreement
4.	LIABILITY OF MFC US
a. Neither MFC US nor any of its directors, officers or employees shall be liable to the Adviser, the Subadviser or the Trust for any error of judgment or mistake of law or for any loss suffered by the Adviser, the Subadviser or the Trust in connection wilh the matters to which this Agreement relates except for losses resulting from willful misfeasance, bad faith or gross negligence in die performance of, or from the reckless disregard of, die duties of MFC US or any of its directors.
b. MFC US and any of its directors, officers or employees shall not in any event have any liability to the Trust, Adviser or Subadviser to the extent that performance of its obligations is prevented or impeded as a consequence of any circumstances beyond its reasonable control, including (without limitation) nationalization, currency restrictions, acts of war, acts of God, breakdown or failure of transmission or communications or computer facilities that is not due to me gross negligence of the MFC US or any of its affiliates, postal or other strikes or industrial action, Government action, or the failure or disruption of any stock exchange, clearing house, settlements system or market
5.	CONFLICTS OF INTEREST
     It is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in MFC US as trustees, officers, partners or otherwise; mat employees, agents and partners of MFC US are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that MFC US may be interested in die Trust; and mat the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Trust or by specific provision of applicable law.
6.	REGULATION
     MFC US shall submit to all regulatory and administrative bodies having jurisdiction over die services provided pursuant to uiis Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.
7.	DURATION AND TERMINATION OF AGREEMENT
     This Agreement shall become effective with respect to each Portfolio on the later of:
(i)	its execution, and

(ii)	the date of the meeting of the Board of Trustees of the Trust, at which meeting this Agreement is approved as described below.
     The Agreement will continue in effect for a period more than two years from the date of its execution with respect to each Portfolio only so long as such continuance is specifically approved at least annually either (i) by the Trustees of the Trust or (ii) by a majority of the outstanding voting securities of each of die Portfolios, provided that in either event such continuance shall also be approved by die vote of a majority of the Trustees of die Trust who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for me purpose of voting on such approval
     Any required shareholder approval of the Agreement, or of any continuance of the Agreement, shall be effective with respect to any Portfolio if a majority of die outstanding voting securities of die series (as defined in Rule 18f-2(li) under die Investment Company Act) of shares of that Portfolio votes to approve the Agreement or its continuance, notwithstanding mat the Agreement or its continuance may not have been approved by a majority of die outstanding voting securities of (a) any other Portfolios affected by the Agreement or (b) all the portfolios of die Trust

     If any required shareholder approval of this Agreement or any continuance of the Agreement is not obtained, MFC US will contmue to provide the services described herein with respect to the Portfolio afFected pending the required approval of the Agreement or its continuance or of a new contract with MFC US or a different adviser or other definitive action; provided, that the compensation received by MFC US in respect of such Portfolio during such period is in compliance with Rule 15a-4 under the Investment Company Act.
     This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Portfolio by the vote of a majority of the outstanding voting securities of such portfolio, on sixty days’ written notice to the Adviser, Subadviser and MFC US, or by the Adviser, Subadviser or MFC US on sixty days’ written notice to die Trust and the other parties. This Agreement will automatically terminate, without the payment of any penalty, in (he event of its assignment (as defined in the Investment Company Act), in the event the Subadvisory Agreement between the Subadviser and the Adviser terminates for any reason with respect to the Portfolio(s) or in the event the Advisory Agreement between the Adviser and lie Trust terminates for any reason with respect to the Portfolio^).
8.	PROVISION OF CERTAIN INFORMATION BY MFC US
     MFC US will promptly notify the Adviser and the Subadviser in writing of the occurrence of any of the following events:
a.	MFC US feils to be registered as an investment adviser under the Investment Advisers Act;

b.	MFC US is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

c.	any change in control of MFC US within the meaning of the Investment Company Act
9.	SERVICES TO OTHER CLIENTS
     The Subadviser understands, and has advised the Adviser and Trust’s Board of Trustees that MFC US now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts and as investment adviser or Subadviser to other investment companies. Further, the Subadviser understands, and has advised die Adviser and Trust’s Board of Trustees that MFC US and its affiliates may give advice and take action for its accounts, including investment companies, which differs from advice given on the timing or nature of action taken for the Portfolio(s). MFC US is not obligated to initiate transactions for a Portfolio in any security which MFC US, its affiliates or employees may purchase or sell for their own accounts or other clients.
10.	AMENDMENTS TO THE AGREEMENT
     This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of me Trustees of the Trust and by the vote of a majority of the Trustees of the Trust who are not interested persons of any parry to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of that Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the amendment or (b) all the portfolios of the Trust.
11.	ENTIRE AGREEMENT
     This Agreement contains the entire understanding and agreement of the parties.
12.	HEADINGS

     The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
13.	NOTICES
     All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address ofthe Trust, MFC US, the Adviser or the Subadviser, as applicable, or by registered mail or a private mail or delivery service providing the sender with notice of receipt Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.
14.	SEVERABILITY
     Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein,
15-	REPRESENTATIONS OF THE SUBADVISER
(a.)	The Subadviser represents, warrants and agrees on a continuing basis the following:-

1.	it has the authority to enter into this Agreement, and that it has taken all steps necessary to appoint MFC US to perform the services envisaged in this Agreement;

2.	it is duly authorized and empowered to perform its duties and obligations hereunder and that the terms of this Agreement do not constitute a breach of any obligations by which it is bound whether arising by contract, operation of law or otherwise;

3.	as a condition ofthe provision of services by MFC US hereunder, it will produce to MFC US such documents as it may require as evidence of its authority to enter into tMs Agreement, and will forthwith advise MFC US of any variation of or supplements to such documents relevant to its authority to enter into this Agreement; and

4.	it will notify MFC US promptly if mere is any change to the investment policies of the Portfolio(s) and will provide such other relevant information as MFC US may from time to time reasonably require in order to fulfill its legal, regulatory and contractual obligations relating to fulfilling its obligations under this Agreement, such relevant information including, but not limited to, providing MFC US with historical performance (monthly return) for all of the managers that it wishes to include in MFC US’s analysis, its performance objective (benchmarks for each Portfolio, constraints, performance objective), and any views that it wishes to place on a benchmark or a manager’s future performance. The Subadviser acknowledges that a failure to provide such information may adversely affect the quality ofthe services that MFC US may provide.
(b.)	MFC US represents, warrants and agrees on a continuing basis the following:
1.	it is duly registered as an investment adviser under the Investment Advisers Act of 1940,

2.	it has the authority to enter into this Agreement,

3.	it is duly authorized and empowered to perform its duties and obligations hereunder and that the terms of this Agreement do not constitute a breach of any obligations by which the MFC US is bound whether arising by contract, operation of law or otherwise;
16.	GOVERNING LAW
     The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the apphcable provisions of the Investment Company Act To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.
17.	LIMITATION OF LIABILITY
     The Agreement and Declaration of Trust, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office ofthe Secretary of The Commonwealth of Massachusetts, provides that the name”

John Hancock Funds U” refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally, and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any portfolio thereof, but only the assets belonging to the Trust, or to the particular Portfolio with respect to which such obligation or claim arose, shall be liable.
18.	CONFTDENTIAUTY OF TRUST PORTFOLIO HOLDINGS
     MFC US agrees to treat Portfolio holdings as confidential information in accordance with the Trust’s “Policy Regarding Disclosure of Portfolio Holdings,” as such policy may be amended from time to time, and to prohibit its employees from trading on any such confidential information.
19.	CONSULTATION WITH SUBADVISERS TO OTHER TRUST PORTFOLIOS
     As required by Rule 17a-10 under the Investment Company Act of 1940, MFC US is prohibited from consulting with the entities listed below concerning transactions for a Portfolio in securities or other assets:
1.	other Subadvisers to a Portfolio

2.	other Subadvisers to a Trust portfolio

3.	other Subadvisers to a portfolio under common control with the Portfoho
20.	COMPLIANCE
     Upon execution of this Agreement, MFC US shall provide the Subadviser with its written policies and procedures (“Compliance Policies”) as required by Rule 206{4)-7 under the Investment Advisers Act Throughout the term of this Agreement, MFC US shall promptly submit to the Subadviser: (i) any material changes to the Compliance Policies, (ii) notification of die commencement of a regulatory examination of MFC US and documentation describing the results of any such examination and of any periodic testing of the Compliance Policies, and (iii) notification of any material compliance matter that relates to the services provided by MFC US to the Trust including but not limited to any material violation of the Compliance Policies or of MFC US’ code of ethics and/or related code. Throughout the term of this Agreement, MFC US shall provide the Subadviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of die Compliance Policies by the Adviser) that die Subadviser may reasonably request to enable the Trust to comply with Rule 38a-l under the Investment Company Act
     (THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first mentioned above.

MFC GLOBAL INVESTMENT MANAGEMENT (U.S.A.) LIMITED

By:	/s/ Gordon R. Pansegrau

MFC GLOBAL INVESTMENT MANAGEMENTJU.S.), LLC

By:	/s/ Barry H. Evans

APPENDIX A
The Subadviser will pay MFC US, as full compensation for all services provided under this Agreement, a subadvisory consulting fee for each Portfoho listed below at an annual rate as follows:

	First	Excess Over
	$2 billion	$2 billion
	of	of
Portfolio(s)	Net Assets	Net Assets
Absolute Return Fund	[%]	[%]
Lifecycle Retirement Fund	[%]	[%]
The subadvisory consulting fee for each Portfolio shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to MFC US. The daily fee accruals will be computed by multiplying the fiaction of one over the number of calendar days in the year by the applicable annual rate described in the preceding paragraph, and multiplying this product by the net assets of the applicable Portfoho. For purposes of determining net assets of the Portfolio(s) and calculating the subadvisory consulting fee, the net assets of a Portfoho are determined as of the close of business on the previous business day of the Trust
If, with respect to a Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the subadvisory consulting fee changes, before the end of any month, the fee (if any) for one period from the effective date to me end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date of such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.